195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Announces Meeting Results and Increases Dividend

New Haven, Connecticut, April 11, 2006 - NewAlliance Bancshares, Inc. (NYSE: NAL) today held its second Annual Meeting of Shareholders at the Crowne Plaza Hotel in Cromwell, Connecticut. At the meeting, voting results were announced for the proposals on the shareholders’ proxies.

Five members of the Board of Directors were voted in for three-year terms: Robert J. Lyons, Jr., President and CEO of the Bilco Company; Eric A. Marziali, President and CEO of United Abrasives, Inc. and SAIT Overseas Trading and Technical Corp.; Julia M. McNamara, President of Albertus Magnus College; Peyton R. Patterson, Chairman, President and CEO, NewAlliance Bancshares and NewAlliance Bank; and Gerald B. Rosenberg, Senior Vice President, Executive Development for Bayer Healthcare. Each will serve until the Annual Meeting of Shareholders in 2009.

Shareholders also voted to ratify PricewaterhouseCoopers, LLP as the independent auditors for 2006.

In a separate meeting prior to the Annual Shareholders’ meeting, the Board of Directors voted to increase the Company’s quarterly dividend from 5.5 cents to 6.0 cents per share. The dividend will be paid on May 15, 2006 to shareholders of record on May 5, 2006.

At December 31, 2005, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $6.6 billion in assets. Following the acquisition of the former Stamford-based Cornerstone Bank in January, the Bank added six branches in Fairfield County to its network for a total of 71 branches. In addition to offering a full range of consumer and commercial banking products and services, NewAlliance Bank also provides trust services and investment and insurance products and services.